KPMG LLP

Two Manhattan West

375 9th Avenue, 17th Floor New York, NY 10001

August 25, 2026

Securities and Exchange Commission Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for BNY Mellon High Yield Fund (the “Fund”), a series of BNY Mellon Investment Funds III, and, under the date of February 20, 2026, we reported on the financial statements of the Fund as of and for the year ended December 31, 2025. On January 1, 2026, we were notified that the auditor- client relationship with KPMG LLP would cease upon completion of the audit of the Fund’s financial statements as of and for the year ended December 31, 2025, and the issuance of our report thereon. On February 20, 2026, we completed our audit and the auditor-client relationship ceased.

We have read the statements made by the Fund included under Item 8 of its Form N-CSR dated August 25, 2026, and we agree with such statements, except we are not in a position to agree or disagree with the statements in section (b) of Item 8 of Form N-CSR.

Very truly yours,

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG

International Limited, a private English company limited by guarantee.